Exhibit 99.1

Starbucks Reports Record Q1 Fiscal 2018 Results
Net Revenues Up 6% to a Record $6 Billion; Global and U.S. Comp Store Sales Up 2%
China Net Revenues Up 30%; China Comps Up 6%
Q1 GAAP EPS of $1.57; Non-GAAP EPS of $0.65 Includes $0.07 Benefit from U.S. Tax Law Change
Company Adds 1.4 Million Active Starbucks RewardsTM Members in the U.S. to 14.2 Million, Up 11% Year-Over-Year

SEATTLE; January 25, 2018 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended December 31, 2017. GAAP results in fiscal 2018 and fiscal 2017 include items which are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Q1 Fiscal 2018 Highlights

•	Global comparable store sales increased 2%, driven by a 2% increase in average ticket

◦	Americas and U.S. comp store sales increased 2%, driven by a 2% increase in average ticket

◦	CAP comp store sales increased 1%, driven by a 1% increase in transactions

▪	China comp store sales increased 6%, driven by a 6% increase in transactions

•	Consolidated net revenues of $6.1 billion grew 6% versus the prior year

•	GAAP operating margin of 18.4% declined 140 basis points compared to the prior year; non-GAAP operating margin of 19.2% declined 80 basis points

•	GAAP Earnings Per Share of $1.57 included $0.79 of net gain related to the acquisition of East China and a $0.13 net benefit from other items which are excluded from non-GAAP results

◦	Non-GAAP EPS grew 25% to $0.65 per share and included a $0.07 benefit from changes in the U.S. tax law

•
Active membership in Starbucks Rewards in the U.S. grew 11% versus the prior year to 14.2 million, with member spend representing 37% of U.S. company-operated sales, and Mobile Order and Pay representing 11% of U.S. company-operated transactions

•	Starbucks Card reached 42% of U.S. and Canada company-operated transactions

•	The company opened 700 net new stores globally, bringing total store count to 28,039 across 76 markets

•	The company returned a record $2 billion to shareholders in the quarter through a combination of dividends and share repurchases

“Starbucks reported another quarter of record financial results in Q1 of fiscal 2018, with consolidated revenues up 6% over last year - up 7% excluding 1% for the impact of streamlining activities in the quarter. China grew revenues 30% in Q1, with the strategic acquisition of East China positioning us to accelerate our growth in the key China market,” said Kevin Johnson, president and ceo. “Today, Starbucks has two powerful, independent but complementary engines driving our global growth, the U.S. and China. Our work to streamline the company is sharpening our focus on our core operating priorities.”

“Starbucks delivered solid revenue and profit growth and our first ever $6 billion revenue quarter in Q1,” said Scott Maw, cfo. “We are laser-focused on accelerating growth in China and driving improvement across the U.S. business as we move into and through the back half of the year, and remain committed to delivering on the long-term targets we announced last quarter.”

- more -

First Quarter Fiscal 2018 Summary

	Quarter Ended Dec 31, 2017
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated	2%	0%	2%
Americas	2%	0%	2%
CAP	1%	1%	0%
EMEA(2)	(1)%	(4)%	3%
(1) Includes only Starbucks company-operated stores open 13 months or longer. Comparable store sales exclude the effect of fluctuations in foreign currency exchange rates.
(2) Company-operated stores represent 16% of the EMEA segment store portfolio as of December 31, 2017.

Operating Results	Quarter Ended		Change
($ in millions, except per share amounts)	Dec 31, 2017	Jan 1, 2017
Net New Stores (1)	700	649	51
Revenues	$6,073.7	$5,732.9	6%
Operating Income	$1,116.1	$1,132.6	(1)%
Operating Margin	18.4%	19.8%	(140) bps
EPS	$1.57	$0.51	208%
(1) Q1 2018 net new stores include the closure of 2 Teavana-branded stores.

Consolidated net revenues grew 6% over Q1 FY17 to $6.1 billion in Q1 FY18, primarily driven by incremental revenues from the opening of 2,305 net new stores over the past 12 months and a 2% growth in global comparable store sales.

Consolidated operating income declined 1% to $1,116.1 million in Q1 FY18, down from $1,132.6 million in Q1 FY17. Consolidated operating margin declined 140 basis points to 18.4%, primarily due to food-related mix shift in the Americas, as well as restructuring costs related to the company's ongoing efforts to streamline business operations.
Q1 Americas Segment Results

	Quarter Ended		Change
($ in millions)	Dec 31, 2017	Jan 1, 2017
Net New Stores	278	251	27
Revenues	$4,265.8	$3,991.4	7%
Operating Income	$979.4	$958.5	2%
Operating Margin	23.0%	24.0%	(100) bps

Net revenues for the Americas segment grew 7% over Q1 FY17 to $4.3 billion in Q1 FY18, primarily driven by incremental revenues from 979 net new store openings over the past 12 months and a 2% growth in comparable store sales.

Operating income of $979.4 million in Q1 FY18 grew 2% versus $958.5 million in Q1 FY17. Operating margin of 23.0% declined 100 basis points primarily due to food-related mix shift, partially offset by sales leverage.
Q1 China/Asia Pacific Segment Results

- more -

	Quarter Ended		Change
($ in millions)	Dec 31, 2017	Jan 1, 2017
Net New Stores	300	303	(3)
Revenues	$843.7	$770.8	9%
Operating Income	$196.8	$163.4	20%
Operating Margin	23.3%	21.2%	210 bps

Net revenues for the China/Asia Pacific segment grew 9% over Q1 FY17 to $843.7 million in Q1 FY18, primarily driven by incremental revenues from 1,033 net new store openings over the past 12 months and a 1% increase in comparable store sales. The increase was partially offset by the absence of revenue related to the sale of our Singapore retail operations to a licensed partner in Q4 FY17 as part of the company's ongoing efforts to streamline business operations and retail geographies.

Q1 FY18 operating income of $196.8 million grew 20% over Q1 FY17 operating income of $163.4 million. Operating margin expanded 210 basis points to 23.3%, primarily due to sales leverage and favorable foreign currency translation.
Q1 EMEA Segment Results

	Quarter Ended		Change
($ in millions)	Dec 31, 2017	Jan 1, 2017
Net New Stores	123	95	28
Revenues	$283.9	$262.4	8%
Operating Income	$39.1	$44.1	(11)%
Operating Margin	13.8%	16.8%	(300) bps

Net revenues for the EMEA segment grew 8% over Q1 FY17 to $283.9 million in Q1 FY18, primarily driven by favorable foreign currency translation and incremental revenues from the opening of 365 net new licensed stores over the past 12 months.

Operating income of $39.1 million in Q1 FY18 declined 11% versus operating income of $44.1 million in Q1 FY17. Operating margin declined 300 basis points to 13.8% primarily driven by sales deleverage in company-operated stores.

- more -

Q1 Channel Development Segment Results

	Quarter Ended		Change
($ in millions)	Dec 31, 2017	Jan 1, 2017
Revenues	$560.3	$553.7	1%
Operating Income	$243.3	$242.9	—%
Operating Margin	43.4%	43.9%	(50) bps

Net revenues for the Channel Development segment of $560.3 million in Q1 FY18 increased 1% versus the prior year quarter primarily driven by our foodservice, international and packaged coffee channels. This increase was partially offset by competitive pricing on single-serve items and the absence of revenue from the sale of our Tazo tea brand late in Q1 FY18.

Operating income of $243.3 million in Q1 FY18 was flat compared to Q1 FY17. Operating margin declined 50 basis points to 43.4% primarily driven by deleverage on cost of sales and lower income from our North American Coffee Partnership joint venture, partially offset by lower marketing expense.
Q1 All Other Segments Results

	Quarter Ended		Change
($ in millions)	Dec 31, 2017	Jan 1, 2017
Net New Stores	(1)	—	(1)
Revenues	$120.0	$154.6	(22)%
Operating Income/(Loss)	$(30.0)	$9.6	nm

All Other Segments primarily includes Teavana-branded stores, Seattle’s Best Coffee®, and Starbucks ReserveTM and Roastery businesses. The operating loss in Q1 FY18 was primarily due to restructuring costs related to our strategy to close Teavana retail stores and focus on Teavana tea within Starbucks stores.

- more -

Fiscal 2018 Targets

The company reiterates the following full year FY18 targets, with the exception of earnings per share which has been modified for the expected net impact of changes in the U.S. tax law and related reinvestments. Year-over-year growth is based on prior year non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release.

•	Continue to expect approximately 2,300 net new stores globally

•	Continue to expect 3-5% comparable store sales growth globally, expect to be near the low end of the range for the year

•
Continue to expect consolidated revenue growth in the high single digits consistent with long term guidance; when including approximately 2% of net favorability related to the acquisition of East China and other streamlining activities, we expect consolidated revenue growth of approximately 9-11% in FY18

•
Now expect GAAP EPS in the range of $3.32 to $3.36 and non-GAAP EPS in the range of $2.48 to $2.53, consistent with guidance issued last quarter but updated to include the expected net impact of the new U.S. tax law's federal statutory tax rate and related reinvestments

The company will provide select quarterly and segment information regarding its business outlook during its regularly scheduled quarterly earnings conference calls; this information will also be available following the call on the company's website at http://investor.starbucks.com.

Company Updates

•
On December 31, Starbucks completed the previously announced acquisition of the remaining 50% share of its East China business from long-term joint venture partners, Uni-President ("UPEC") and President Chain Store Corporation ("PCSC"). As a result of this acquisition, Starbucks has assumed 100% ownership of over 1,400 Starbucks stores in Shanghai and in the Jiangsu and Zhejiang Provinces, bringing the total number of company-owned stores in China to over 3,100 at the time of closing. Also on December 31, UPEC and PCSC acquired Starbucks 50% interest in President Starbucks Coffee Taiwan Limited and assumed 100% ownership of Starbucks operations in Taiwan.

•
The company completed its previously announced sale of the Tazo Tea brand to Unilever on December 11. Starbucks will instead drive a single tea brand strategy and focus with its super premium tea brand, Teavana, by continuing to invest in the growth, innovation and development of the Teavana brand of teas in its Starbucks stores and in channels outside its stores.

•	Last week, the company was named 5th in Fortune’s World’s Most Admired Companies survey, and placed in the top spot for the food services industry.

•
The company opened its Starbucks ReserveTM Roastery in Shanghai, China, on December 5, now the largest Starbucks store in the world. The Roastery features onsite baking by Italian food purveyor Rocco Princi for the first time ever in China and features onsite roasting and brewing of Starbucks Reserve coffees. Starbucks also brought Princi Bakery to the U.S. inside its Seattle Roastery in November 2017.

•
Together with its local business partner, Baristas del Caribe, LLC, Starbucks opened its first store in Puerto Rico since Hurricane Maria struck the island in September 2017. The two companies and their namesake nonprofit foundations have also collectively contributed more than $1.3 million toward emergency relief and long-term rebuilding efforts across the region.

•
In November 2017, the company opened its first store in Jamaica and entered its 76th market globally, marking a historic milestone for the global coffee company’s Caribbean operations and its storied history of sourcing high-quality coffee from the region going back more than four decades.

- more -

•	The company repurchased 28.5 million shares of common stock in Q1 FY18; approximately 52 million shares remain available for purchase under current authorizations.

•	The Board of Directors declared a cash dividend of $0.30 per share, payable on February 23, 2018, to shareholders of record as of February 8, 2018.

- more -

Conference Calls
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Kevin Johnson, president and ceo, and Scott Maw, cfo. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Saturday, February 24, 2018.

In addition, Starbucks will hold a supplemental conference call to provide a market update on China as well as to address high-level modeling-related questions on Wednesday, January 31, 2018, at 2:00 p.m. Pacific Time. A press release announcing the webcast will be provided in advance.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at news.starbucks.com or www.starbucks.com.

Forward-Looking Statements
This release contains forward-looking statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding our diversified business model, the strength, resilience, momentum, and potential of our business, operations, and brand, the impact of our food, beverage and digital innovation, operational improvements, our two significant profit engines driving our global returns, our focus on accelerating growth in China, driving improvement across the U.S. business, statements regarding the estimated impact of the changes in U.S. tax law, net new stores, revenues, earnings per share, operating margins, comparable store sales, our fiscal 2018 and long-term financial targets, and our strategic, operational, and digital moves, including the purchase of the remaining 50% ownership of the East China market, the closure of Teavana stores and other streamlining activities. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, including the integration of Starbucks Japan, the recently completed purchase of the remaining 50% ownership of the East China market and the closure of Teavana stores, the acceptance of the company’s products by our customers, our ability to obtain financing on acceptable terms, the impact of competition, coffee, dairy and other raw materials prices and availability, the effect of legal proceedings, the effects of the U.S. Tax Cuts and Jobs Act and related guidance and regulations that may be implemented, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2017. The company assumes no obligation to update any of these forward-looking statements.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Tom Shaw	Reggie Borges
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

- more -

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Dec 31, 2017	Jan 1, 2017	% Change	Dec 31, 2017	Jan 1, 2017

				As a % of total net revenues
Net revenues:
Company-operated stores	$4,741.8	$4,469.3	6.1%	78.1%	78.0%
Licensed stores	682.4	602.4	13.3	11.2	10.5
CPG, foodservice and other	649.5	661.2	(1.8)	10.7	11.5
Total net revenues	6,073.7	5,732.9	5.9	100.0	100.0
Cost of sales including occupancy costs(1)	2,502.9	2,295.0	9.1	41.2	40.0
Store operating expenses	1,737.0	1,638.2	6.0	28.6	28.6
Other operating expenses	141.6	145.4	(2.6)	2.3	2.5
Depreciation and amortization expenses	258.8	249.7	3.6	4.3	4.4
General and administrative expenses	379.1	356.4	6.4	6.2	6.2
Restructuring expenses(2)	27.6	—	nm	0.5	—
Total operating expenses	5,047.0	4,684.7	7.7	83.1	81.7
Income from equity investees	89.4	84.4	5.9	1.5	1.5
Operating income	1,116.1	1,132.6	(1.5)	18.4	19.8
Gain resulting from acquisition of joint venture(3)	1,326.3	—	nm	21.8	—
Gains resulting from divestiture of certain operations (4)	501.2	—	nm	8.3	—
Interest income and other, net	88.2	24.1	266.0	1.5	0.4
Interest expense	(25.9)	(23.8)	8.8	(0.4)	(0.4)
Earnings before income taxes	3,005.9	1,132.9	165.3	49.5	19.8
Income tax expense	755.8	381.4	98.2	12.4	6.7
Net earnings including noncontrolling interests	2,250.1	751.5	199.4	37.0	13.1
Net earnings/(loss) attributable to noncontrolling interests	(0.1)	(0.3)	(66.7)	—	—
Net earnings attributable to Starbucks	$2,250.2	$751.8	199.3	37.0%	13.1%

Net earnings per common share - diluted	$1.57	$0.51	207.8%
Weighted avg. shares outstanding - diluted	1,434.6	1,470.5

Cash dividends declared per share	$0.30	$0.25

Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				36.6%	36.7%
Other operating expenses as a % of non-company-operated store revenues				10.6%	11.5%
Effective tax rate including noncontrolling interests				25.1%	33.7%

(1)	As a result of our restructuring efforts, $4.4 million was recorded in cost of sales including occupancy costs related to inventory write-offs.

(2)	Primarily includes restructuring expenses of $25.9 million associated with our Teavana-branded stores and $1.6 million related to our Starbucks North American retail businesses.

(3)	Represents the gain resulting from the acquisition of our East China joint venture.

(4)	Primarily includes the gains on the sales of our Tazo brand and our Taiwan joint venture for $347.9 million and $153.0 million, respectively.

- more -

Segment Results (in millions)

Americas

	Dec 31, 2017	Jan 1, 2017	% Change	Dec 31, 2017	Jan 1, 2017

Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$3,787.0	$3,561.0	6.3%	88.8%	89.2%
Licensed stores	466.7	421.3	10.8	10.9	10.6
Foodservice and other	12.1	9.1	33.0	0.3	0.2
Total net revenues	4,265.8	3,991.4	6.9	100.0	100.0
Cost of sales including occupancy costs	1,603.8	1,440.3	11.4	37.6	36.1
Store operating expenses	1,433.4	1,356.3	5.7	33.6	34.0
Other operating expenses	37.5	31.9	17.6	0.9	0.8
Depreciation and amortization expenses	158.0	152.4	3.7	3.7	3.8
General and administrative expenses	52.1	52.0	0.2	1.2	1.3
Restructuring expenses(1)	1.6	—	nm	—	—
Total operating expenses	3,286.4	3,032.9	8.4	77.0	76.0
Operating income	$979.4	$958.5	2.2%	23.0%	24.0%
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				37.9%	38.1%
Other operating expenses as a % of non-company-operated store revenues				7.8%	7.4%

(1)	Represents restructuring expenses of $1.6 million related to our Starbucks North American retail business.

- more -

China/Asia Pacific (CAP)

	Dec 31, 2017	Jan 1, 2017	% Change	Dec 31, 2017	Jan 1, 2017

Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$742.5	$691.5	7.4%	88.0%	89.7%
Licensed stores	98.4	78.0	26.2	11.7	10.1
Foodservice and other	2.8	1.3	115.4	0.3	0.2
Total net revenues	843.7	770.8	9.5	100.0	100.0
Cost of sales including occupancy costs	371.7	337.3	10.2	44.1	43.8
Store operating expenses	218.6	204.3	7.0	25.9	26.5
Other operating expenses	21.2	19.1	11.0	2.5	2.5
Depreciation and amortization expenses	53.7	48.6	10.5	6.4	6.3
General and administrative expenses	32.4	40.6	(20.2)	3.8	5.3
Total operating expenses	697.6	649.9	7.3	82.7	84.3
Income from equity investees	50.7	42.5	19.3	6.0	5.5
Operating income	$196.8	$163.4	20.4%	23.3%	21.2%
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				29.4%	29.5%
Other operating expenses as a % of non-company-operated store revenues				20.9%	24.1%
EMEA

	Dec 31, 2017	Jan 1, 2017	% Change	Dec 31, 2017	Jan 1, 2017

Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$151.6	$145.9	3.9%	53.4%	55.6%
Licensed stores	116.2	102.2	13.7	40.9	38.9
Foodservice	16.1	14.3	12.6	5.7	5.4
Total net revenues	283.9	262.4	8.2	100.0	100.0
Cost of sales including occupancy costs	152.1	136.1	11.8	53.6	51.9
Store operating expenses	54.7	46.9	16.6	19.3	17.9
Other operating expenses	16.3	16.0	1.9	5.7	6.1
Depreciation and amortization expenses	7.7	7.6	1.3	2.7	2.9
General and administrative expenses	14.0	11.7	19.7	4.9	4.5
Total operating expenses	244.8	218.3	12.1	86.2	83.2
Operating income	$39.1	$44.1	(11.3)%	13.8%	16.8%
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				36.1%	32.1%
Other operating expenses as a % of non-company-operated store revenues				12.3%	13.7%

- more -

Channel Development

	Dec 31, 2017	Jan 1, 2017	% Change	Dec 31, 2017	Jan 1, 2017

Quarter Ended				As a % of Channel Development total net revenues
Net revenues:
CPG	$435.8	$437.1	(0.3)%	77.8%	78.9%
Foodservice	124.5	116.6	6.8	22.2	21.1
Total net revenues	560.3	553.7	1.2	100.0	100.0
Cost of sales	296.3	288.5	2.7	52.9	52.1
Other operating expenses	55.6	60.4	(7.9)	9.9	10.9
Depreciation and amortization expenses	0.5	0.6	(16.7)	0.1	0.1
General and administrative expenses	3.3	3.2	3.1	0.6	0.6
Total operating expenses	355.7	352.7	0.9	63.5	63.7
Income from equity investees	38.7	41.9	(7.6)	6.9	7.6
Operating income	$243.3	$242.9	0.2%	43.4%	43.9%

All Other Segments

	Dec 31, 2017	Jan 1, 2017	% Change
Quarter Ended
Net revenues:
Company-operated stores	$60.7	$70.9	(14.4)%
Licensed stores	1.1	0.9	22.2
CPG, foodservice and other	58.2	82.8	(29.7)
Total net revenues	120.0	154.6	(22.4)
Cost of sales including occupancy costs(1)	79.1	90.4	(12.5)
Store operating expenses	30.3	30.7	(1.3)
Other operating expenses	11.2	17.5	(36.0)
Depreciation and amortization expenses	0.7	2.9	(75.9)
General and administrative expenses	2.7	3.5	(22.9)
Restructuring expenses(2)	26.0	—	nm
Total operating expenses	150.0	145.0	3.4
Operating income/(loss)	$(30.0)	$9.6	nm

(1)	As a result of our restructuring efforts, $4.4 million was recorded in cost of sales including occupancy costs related to inventory write-offs.
(2) Primarily includes restructuring expenses of $25.9 million associated with our Teavana-branded stores.

- more -

Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended
($ in millions)	Dec 31, 2017	Jan 1, 2017	Change
Revenues	$3,884.4	$3,654.4	6%
Comparable Store Sales Growth(1)	2%	3%
Change in Transactions	0%	(2%)
Change in Ticket	2%	5%
(1) Includes only Starbucks company-operated stores open 13 months or longer.

Store Data

	Net stores opened/(closed) and transferred during the period
	Quarter Ended		Stores open as of
	Dec 31, 2017	Jan 1, 2017	Dec 31, 2017	Jan 1, 2017
Americas:
Company-operated stores	112	75	9,525	9,094
Licensed stores	166	176	7,312	6,764
Total Americas	278	251	16,837	15,858
China/Asia Pacific(1):
Company-operated stores	1,612	104	4,682	2,915
Licensed stores	(1,312)	199	3,097	3,831
Total China/Asia Pacific	300	303	7,779	6,746
EMEA:
Company-operated stores	1	(18)	503	505
Licensed stores	122	113	2,594	2,232
Total EMEA	123	95	3,097	2,737
All Other Segments(2):
Company-operated stores	(1)	(2)	289	356
Licensed stores	—	2	37	37
Total All Other Segments	(1)	—	326	393

Total Company	700	649	28,039	25,734

(1) China/Asia Pacific store data includes the transfer of 1,477 licensed stores in East China to company-operated retail stores as a result of the purchase of our East China joint venture in the first quarter of fiscal 2018.

(2) As of December 31, 2017, All Other Segments included 323 Teavana-branded stores, of which 286 stores were company-operated.

- more -

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measures of non-GAAP operating income, non-GAAP operating margin and non-GAAP EPS exclude the below listed items, as they do not contribute to a meaningful evaluation of the company's future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP operating income, non-GAAP operating margin and non-GAAP EPS are operating income, operating margin and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
East China acquisition-related gain	Management excludes the gain on the purchase of our East China joint venture as this incremental gain is specific to the purchase activity and for reasons discussed above.
Sale of Taiwan joint venture operations	Management excludes the gain related to the sale of our Taiwan joint venture operations as this incremental gain is specific to the sale activity and for reasons discussed above.
Sale of Tazo brand
Management excludes the net gain on the sale of our assets associated with our Tazo brand and associated transaction costs as these items do not reflect future gains, losses, costs or tax benefits and for reasons discussed above.

Restructuring expenses
Management excludes restructuring charges related to strategic shifts in its Teavana and e-commerce business units as well as related to divesting certain lower margin businesses and assets, such as closure of certain company-operated stores for reasons discussed above. Additionally, these expenses are anticipated to be completed within a finite period of time.

CAP transaction and integration-related costs
Management excludes transaction and integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.

Sale of Singapore retail operations	Management excludes the net gain related to the sale of our Singapore retail operations as these items do not reflect future gains, losses or tax impacts and for reasons discussed above.
Sale of Germany retail operations
Management excludes the net gain, associated costs and changes in estimated indemnifications related to the sale of our Germany retail operations as these items do not reflect future gains, losses or tax impacts and for reasons discussed above.

The Starbucks Foundation donation	Management excludes the company's largest donation to a non-profit organization for reasons discussed above.
2018 U.S. stock award	Management excludes the announced incremental 2018 stock-based compensation award for reasons discussed above.
Other tax matters
On December 22, 2017, the Tax Cuts and Jobs Act was signed into U.S. law. Management excludes the estimated transition tax on undistributed foreign earnings and the re–measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate for reasons discussed above.

Non-GAAP operating income, non-GAAP operating margin and non-GAAP EPS may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

- more -

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)

($ in millions)	Quarter Ended
Consolidated	Dec 31, 2017	Jan 1, 2017	Change
Operating income, as reported (GAAP)	$1,116.1	$1,132.6	(1.5)%
Restructuring expenses (1)	32.0	—
CAP transaction and integration-related items (2)	18.5	14.0
Sale of Tazo brand transaction costs	0.9	—
Non-GAAP operating income	$1,167.5	$1,146.6	1.8%

Operating margin, as reported (GAAP)	18.4%	19.8%	(140) bps
Restructuring expenses (1)	0.5	—
CAP transaction and integration-related items (2)	0.3	0.2
Sale of Tazo brand	—	—
Non-GAAP operating margin	19.2%	20.0%	(80) bps

Diluted net earnings per share, as reported (GAAP)	$1.57	$0.51	207.8%
East China acquisition gain	(0.92)	—
Sale of Taiwan joint venture operations	(0.11)	—
Sale of Tazo brand	(0.24)	—
Restructuring expenses (1)	0.02	—
CAP transaction and integration-related items (2)	0.01	0.01
Other tax matters (3)	0.10	—
Income tax effect on Non-GAAP adjustments (4)	0.22	—
Non-GAAP net earnings per share	$0.65	$0.52	25.0%

(1)
Represents $27.6 million associated with our restructuring efforts, primarily lease termination costs. Inventory write-offs of $4.4 million related to these efforts were recorded within cost of sales including occupancy costs.

(2)
Includes transaction costs for the acquisition of our East China joint venture and the divestiture of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.

(3)	Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, specifically the transition tax on undistributed foreign earnings and re-measurement of deferred taxes.

(4)	Income tax effect on non-GAAP adjustments was determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

- more -

	Year Ended
	Sep 30, 2018	Oct 1, 2017
Consolidated	(Projected)	(As Reported)	Change
Diluted net earnings per share (GAAP)	$3.32 - $3.36	$1.97	69% - 71%
East China acquisition gain	(0.94)	—
Sale of Taiwan joint venture operations	(0.11)	—
Sale of Tazo brand	(0.25)	—
Restructuring expenses (1)	0.13	0.11
CAP transaction and integration-related items (2)	0.17	0.04
Sale of Singapore retail operations	—	(0.06)
Sale of Germany retail operations	—	(0.01)
The Starbucks Foundation donation	—	0.03
Other tax matters (3)	0.11	—
2018 U.S. stock award (4)	0.04	—
Income tax effect on Non-GAAP adjustments (5)	0.01	(0.04)
Non-GAAP net earnings per share	$2.48 - $2.53	$2.06	20% - 23%

(1)	Represents restructuring related expenses and related inventory write-offs recorded within cost of sales including occupancy costs.

(2)
Includes transaction costs for the acquisition of our East China joint venture and the divestiture of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of our East China joint venture and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.

(3)	Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, specifically the transition tax on undistributed foreign earnings and re-measurement of deferred taxes.

(4)	Represents incremental stock-based compensation award for U.S. partners.

(5)	Income tax effect on non-GAAP adjustments was determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

#